MID PENN BANCORP, INC.
EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-128958 and 333-274177) on Form S-3, (Nos. 333-248442, 333-218592, 333-197024, 333-272207, 333-288195, and 333-286886) on Form S-8 of Mid Penn Bancorp, Inc. and Subsidiaries of our report dated March 12, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Mid Penn Bancorp, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of Mid Penn Bancorp, Inc. and Subsidiaries for the year ended December 31, 2025.

/s/ RSM US LLP

Philadelphia, Pennsylvania
March 12, 2026